Exhibit 5.1

January 15, 2009

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 300

100 Matsonford Road

Radnor, Pennsylvania 19087

Ladies and Gentlemen:

I am General Counsel of Penn Virginia Resource GP, LLC (the “Company”), general partner of Penn Virginia Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), and I have acted as counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance of up to an additional 2,400,000 common units of the Partnership (the “Units”), pursuant to the Company’s Fifth Amended and Restated Long-Term Incentive Plan (the “Plan”).

As the basis for the opinions hereinafter expressed, I have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), regulations, partnership records and documents, certificates of partnership and public officials, and other instruments as I have deemed necessary or advisable for the purposes of this opinion, including the Registration Statement. In such examination, I have assumed the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as I deem relevant, I am of the opinion that the Units registered under the Securities Act pursuant to the Registration Statement will be validly issued, fully paid and nonassessable when issued as provided in the Plan.

The foregoing opinion is limited to the laws of the United States of America, the Delaware Act, as interpreted by federal courts and the courts of the State of Delaware, and I express no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is rendered as of the date hereof, and I assume no obligation to update or supplement this opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement is declared effective.

Sincerely,

/s/ Nancy M. Snyder
Nancy M. Snyder General Counsel